Exhibit 99.1

Skechers Announces 2024 RECORD ANNUAL SALES OF $8.97 BILLION

LOS ANGELES, CA – February 6, 2025 – Skechers U.S.A., Inc. (“Skechers” or the “Company”) (NYSE:SKX), The Comfort Technology Company® and a global footwear leader, today announced financial results for the fourth quarter and full year ended December 31, 2024.

Full Year 2024 Highlights

•
Sales of $8.97 billion, a year-over-year increase of 12.1%; sales of $9.04 billion on a constant currency basis, a year-over-year increase of 13.0%
•
Wholesale sales grew 13.2%
•
Direct-to-Consumer sales grew 10.7%
•
Diluted earnings per share of $4.16, a year-over-year increase of 19.2%; diluted earnings per share on a constant currency basis of $4.40, a year-over-year increase of 26.1%

Fourth Quarter 2024 Highlights

•
Sales of $2.21 billion, a year-over-year increase of 12.8%
•
Wholesale sales grew 17.5%
•
Direct-to-Consumer sales grew 8.4%
•
Diluted earnings per share of $0.65, a year-over-year increase of 16.1%; diluted earnings per share on a constant currency basis of $0.86, a year-over-year increase of 53.6%
•
Repurchased $120.0 million of Class A common stock

“We delivered record full year sales of $8.97 billion in 2024, or $9.04 billion on a constant currency basis, reflecting the continued robust global consumer demand supported by effective marketing campaigns,” began David Weinberg, Chief Operating Officer of Skechers. “The year ended with a strong holiday season that enabled record fourth quarter sales of $2.21 billion. Quarterly sales reflect 17% growth in Wholesale and 8% in Direct-to-Consumer, as well as 18% domestically and 10% internationally. By region, sales grew 14% in the Americas, 25% in EMEA, and 3% in APAC, despite continued headwinds in China. We saw particularly strong results in the United States, across Europe, in India and in Japan. Though challenging market and shipping conditions persisted in a few countries, the strength of our business is attributable to our differentiated market position, a highly attractive value proposition that combines comfort, innovation, style and quality at an attainable price. We continue to advance our product innovation with comfort technologies across the portfolio, the latest example of which is our Skechers Cricket footwear in India. Additionally, we remain committed to investing in our operations, including the expansion of our distribution centers in North America, China and Europe, as well as delivering an exceptional customer experience in Direct-to-Consumer such as with the opening of our first experiential performance store in Edmonton.”

“Our 2024 record sales were driven by a strong response to our comfort technology products, and the outstanding execution of our talented and dedicated team in developing, marketing and managing the strategic allocation of our footwear, apparel and accessories worldwide,” began Robert Greenberg, Chief Executive Officer of Skechers. “The flexibility, determination and creative spirit of the Skechers organization is unparalleled. Our innovative comfort business closely aligns with the needs of consumers of all ages, genders, activities and professions who are embracing our lifestyle and performance product offering. The global demand for our business is a true testament to our ability to continuously evolve our diverse product portfolio and effectively create excitement for our innovations through powerful marketing campaigns. The success of our Skechers Hands Free Slip-ins during the holiday period was fueled in part by campaigns featuring Howie Mandel and Martha Stewart, among others. In our Performance Division, in 2024 we expanded our team of athletes with noted soccer players across Europe, Asia and South America, and NBA and WNBA basketball players, including Philadelphia 76ers’ Joel Embiid, LA Sparks’ Rickea Jackson, and most recently Charlotte Hornets’ Josh Green – all of whom have sought out Skechers for our comfort that performs. While the lifestyle division with our many innovative features remains a key sales driver, we are committed to ensuring athletes at all levels can comfortably excel, and we believe our performance division with basketball, soccer, golf, running and pickleball footwear also has tremendous growth opportunity globally. We are confident in our strategic product, marketing and operational plans executed by our dedicated team will result in notable achievements and continued growth in the coming year.”

Fourth Quarter 2024 Financial Results

	Three Months Ended December 31,		Change
(in millions, except per share data)	2024	2023	$	%
Sales	$2,212.4	$1,960.9	251.5	12.8
Gross profit	1,178.3	1,041.4	136.9	13.1
Gross margin	53.3%	53.1%		20 bps
Operating expenses	1,012.8	911.1	101.7	11.2
As a % of sales	45.8%	46.5%		(70) bps
Earnings from operations	165.5	130.3	35.2	27.0
Operating margin	7.5%	6.6%		80 bps
Net earnings attributable to Skechers U.S.A., Inc.	99.3	87.2	12.1	13.9
Diluted earnings per share	$0.65	$0.56	0.09	16.1

Fourth quarter sales increased 12.8% as a result of an 18.0% increase domestically and a 9.8% increase internationally. Wholesale increased 17.5% and Direct-to-Consumer increased 8.4%. On a constant currency basis, sales increased 14.1%.

Wholesale sales grew $168.1 million, or 17.5%, including increases in AMER of 21.9%, EMEA of 21.7%, and APAC of 4.6%. Wholesale volume increased 18.1% and average selling price declined 0.6%.

Direct-to-Consumer sales grew $83.4 million, or 8.4%, including increases in AMER of 7.6%, EMEA of 32.7%, and APAC of 2.5%. Direct-to-Consumer volume increased 9.7% and average selling price declined 1.2%.

Gross margin was 53.3%, an increase of 20 basis points, due to favorable channel mix.

Operating expenses increased $101.7 million, or 11.2%, and as a percentage of sales decreased 70 basis points to 45.8%. Selling expenses increased $14.2 million, or 7.7%, and as a percentage of sales decreased 40 basis points to 8.9%. The increase was primarily due to demand creation expenditures, which improved as a percentage of sales. General and administrative expenses increased $87.5 million, or 12.0%, and as a percentage of sales decreased 30 basis points to 36.9%. Increased expenses were primarily driven by labor and facility costs, including rent and depreciation.

Earnings from operations increased $35.2 million, or 27.0%, to $165.5 million.

Net earnings attributable to Skechers were $99.3 million and diluted earnings per share were $0.65 compared with prior year net earnings of $87.2 million and diluted earnings per share of $0.56. The current year was impacted by unfavorable foreign currency exchange rates. On a constant currency basis, diluted earnings per share were $0.86, or an increase of 53.6%.

In the fourth quarter, the Company’s effective income tax rate was 11.8%. Compared to the prior year, the decrease was due to a favorable mix of earnings in lower tax jurisdictions and impacts from foreign currency losses.

“Skechers delivered exceptional results in 2024 and exceeded our expectations on a constant currency basis with full year sales of $9.04 billion and earnings per share of $4.40,” stated John Vandemore, Chief Financial Officer of Skechers. “Rooted in our innovative comfort technology products and compelling value proposition, our financial performance illustrates the strength of our global diversification and compelling product offering.”

Full Year 2024 Financial Results

	Year Ended December 31,		Change
(in millions, except per share data)	2024	2023	$	%
Sales	$8,969.4	$8,000.3	969.1	12.1
Gross profit	4,767.4	4,152.4	615.0	14.8
Gross margin	53.2%	51.9%		120 bps
Operating expenses	3,863.1	3,367.6	495.5	14.7
As a % of sales	43.1%	42.1%		100 bps
Earnings from operations	904.3	784.8	119.5	15.2
Operating margin	10.1%	9.8%		30 bps
Net earnings attributable to Skechers U.S.A., Inc.	639.5	545.8	93.7	17.2
Diluted earnings per share	$4.16	$3.49	0.67	19.2

Full year sales increased 12.1%, reflecting 12.1% increases in both international and domestic sales. Wholesale increased 13.2% and Direct-to-Consumer increased 10.7%. On a constant currency basis, sales increased 13.0%.

Wholesale sales increased $595.7 million, or 13.2%, due to increases in AMER of 14.5%, EMEA of 16.7%, and APAC of 5.7%. Wholesale volume increased 13.7% and average selling price declined 0.4%.

Direct-to-Consumer sales grew $373.4 million, or 10.7%, due to increases in EMEA of 38.3%, AMER of 6.6%, and APAC of 8.0%. Direct-to-Consumer volume increased 11.2% and average selling price declined 0.5%.

Gross margin was 53.2%, an increase of 120 basis points, due to lower costs per unit, driven by lower freight.

Operating expenses increased $495.5 million or 14.7%. As a percentage of sales, operating expenses increased 100 basis points to 43.1%. Selling expenses increased $123.7 million or 18.3%, primarily due to higher global demand creation expenditures. General and administrative expenses increased $371.8 million or 13.8%, primarily driven by labor and facility costs, including rent and depreciation.

Earnings from operations increased $119.5 million to $904.3 million, resulting in an operating margin of 10.1%.

Net earnings attributable to Skechers were $639.5 million and diluted earnings per share were $4.16, an increase of 19.2% over the prior year. The current year was impacted by unfavorable foreign currency exchange rates. On a constant currency basis, diluted earnings per share were $4.40, or an increase of 26.1%.

The Company’s effective income tax rate was 16.9%. Compared to the prior year, the decrease was due to a favorable mix of earnings in lower tax jurisdictions, the release of certain allowances and other provision adjustments.

Balance Sheet

Cash, cash equivalents and investments totaled $1.38 billion, a decrease of $4.8 million, or 0.3% from December 31, 2023, due to capital expenditures of $416.8 million and $330.1 million of share repurchases, partially offset by earnings.

Inventory was $1.92 billion, an increase of $394.0 million or 25.8% from December 31, 2023, due to growth in our business, which included elevated merchandise in-transit, partially attributable to the Suez Canal disruption.

Share Repurchases

During the fourth quarter, the Company repurchased 1.9 million shares of its Class A common stock at a cost of $120.0 million. In 2024, the Company repurchased 5.2 million shares of its Class A common stock at a cost of $330.1 million. As of December 31, 2024, $789.9 million remained available under the Company’s share repurchase program.

Outlook

For the fiscal year 2025, the Company believes it will achieve sales between $9.70 and $9.80 billion and diluted earnings per share between $4.30 and $4.50. The Company believes that for the first quarter of 2025, it will achieve sales between $2.40 and $2.43 billion and diluted earnings per share between $1.10 and $1.15. The Company believes the income tax rate for fiscal year 2025 will be between 22% and 23%, reflecting the impact of global minimum tax regulations. Further, the Company believes that total capital expenditures will be between $600 and $700 million in 2025, which includes investment in expanding our distribution centers in the U.S. and China for future growth.

Store Count

	Number of Stores
	December 31, 2023	Opened	Closed	December 31, 2024
Domestic stores	563	62	(15)	610
International stores	1,085	206	(114)	1,177
Distributor, licensee and franchise stores	3,520	413	(424)	3,509
Total Skechers stores	5,168	681	(553)	5,296

Fourth Quarter 2024 Conference Call

The Company will host a conference call at 4:30 p.m. ET / 1:30 p.m. PT on February 6, 2025 to discuss its fourth quarter 2024 financial results. The call can be accessed on the Investor Relations section of the Company’s website at investors.skechers.com. For those unable to participate during the live broadcast, a replay will be available beginning February 6, 2025, at 7:30 p.m. ET, through February 20, 2025, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13750671.

About Skechers U.S.A., Inc.

Skechers, The Comfort Technology Company® based in Southern California, designs, develops and markets a diverse range of lifestyle and performance footwear, apparel and accessories for men, women and children. The Company’s collections are available in approximately 180 countries and territories through third-party retailers, marketplaces, skechers.com, and approximately 5,300 Skechers retail stores. A Fortune 500® company, Skechers manages its international business through a network of wholly-owned subsidiaries, joint venture partners, and distributors. For more information, please visit about.skechers.com and follow us on Facebook, Instagram and TikTok.

Reference in this press release to “Sales” refers to Skechers’ net sales reported under GAAP. This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the disruption of business and operations due to` delays or disruptions in our supply chain; international economic, political and market conditions including the effects of inflation and foreign currency exchange rate fluctuations around the world, the challenging consumer retail markets in the United States and the impact of wars, acts of war and other conflicts around the world; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2023 and its quarterly reports on Form 10-Q in 2024. Taking these and other risk factors into consideration, the dynamic nature of these circumstances means that what is stated in this press release could change at any time, and as a result, actual results could differ materially from those contemplated by such forward-looking statements. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

Investor Relations

Sonia Reback

Eunice Han

investors@skechers.com

Press

Jennifer Clay

jennc@skechers.com

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	As of	As of
(in thousands)	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$1,116,516	$1,189,910
Short-term investments	118,470	72,595
Trade accounts receivable, net	990,558	860,300
Other receivables	98,499	82,253
Inventory	1,919,386	1,525,409
Prepaid expenses and other	205,994	222,137
Total current assets	4,449,423	3,952,604
Property, plant and equipment, net	1,834,930	1,506,690
Operating lease right-of-use assets	1,363,596	1,276,171
Deferred tax assets	440,358	450,574
Long-term investments	146,687	123,996
Goodwill	94,494	101,230
Other assets, net	126,270	136,086
Total non-current assets	4,006,335	3,594,747
TOTAL ASSETS	$8,455,758	$7,547,351
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,241,838	$1,008,001
Accrued expenses	330,251	320,105
Operating lease liabilities	297,926	274,296
Current installments of long-term borrowings	353,131	46,571
Short-term borrowings	33,338	11,894
Total current liabilities	2,256,484	1,660,867
Long-term operating lease liabilities	1,176,290	1,108,110
Long-term borrowings	68,450	242,944
Deferred tax liabilities	11,148	12,594
Other long-term liabilities	123,122	122,794
Total non-current liabilities	1,379,010	1,486,442
Total liabilities	3,635,494	3,147,309
Redeemable noncontrolling interest	90,099	89,832
Stockholders’ equity
Preferred Stock	—	—
Class A Common Stock	130	133
Class B Common Stock	19	20
Additional paid-in capital	12,170	295,847
Accumulated other comprehensive loss	(171,221)	(73,388)
Retained earnings	4,436,201	3,796,730
Skechers U.S.A., Inc. equity	4,277,299	4,019,342
Noncontrolling interests	452,866	290,868
Total stockholders' equity	4,730,165	4,310,210
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY	$8,455,758	$7,547,351

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2024	2023	2024	2023
Sales	$2,212,416	$1,960,940	$8,969,351	$8,000,342
Cost of sales	1,034,094	919,557	4,201,912	3,847,938
Gross profit	1,178,322	1,041,383	4,767,439	4,152,404
Operating expenses
Selling	197,100	182,926	800,634	676,890
General and administrative	815,718	728,164	3,062,548	2,690,728
Total operating expenses	1,012,818	911,090	3,863,182	3,367,618
Earnings from operations	165,504	130,293	904,257	784,786
Other (expense) income	(34,697)	10,426	(26,508)	16,086
Earnings before income taxes	130,807	140,719	877,749	800,872
Income tax expense	15,405	28,589	148,136	150,949
Net earnings	115,402	112,130	729,613	649,923
Less: Net earnings attributable to noncontrolling interests and redeemable noncontrolling interest	16,076	24,948	90,142	104,124
Net earnings attributable to Skechers U.S.A., Inc.	$99,326	$87,182	$639,471	$545,799
Net earnings per share attributable to Skechers U.S.A., Inc.
Basic	$0.66	$0.57	$4.21	$3.53
Diluted	$0.65	$0.56	$4.16	$3.49
Weighted-average shares used in calculating net earnings per share attributable to Skechers U.S.A., Inc.
Basic	150,163	153,516	151,838	154,533
Diluted	152,239	155,571	153,843	156,256

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Supplemental Financial Information

(Unaudited)

Segment Information

	Three Months Ended December 31,		Change
(in millions)	2024	2023	$	%
Wholesale sales	$1,130.7	$962.6	168.1	17.5
Cost of sales	661.6	569.4	92.2	16.2
Gross profit	469.1	393.2	75.9	19.3
Gross margin	41.5%	40.9%		60 bps

Direct-to-Consumer sales	$1,081.7	$998.3	83.4	8.4
Cost of sales	372.5	350.2	22.3	6.4
Gross profit	709.2	648.2	61.0	9.4
Gross margin	65.6%	64.9%		60 bps

Total sales	$2,212.4	$1,960.9	251.5	12.8
Cost of sales	1,034.1	919.5	114.6	12.5
Gross profit	1,178.3	1,041.4	136.9	13.1
Gross margin	53.3%	53.1%		20 bps

	Year Ended December 31,		Change
(in millions)	2024	2023	$	%
Wholesale sales	$5,100.5	$4,504.8	595.7	13.2
Cost of sales	2,892.9	2,658.0	234.9	8.8
Gross profit	2,207.6	1,846.8	360.8	19.5
Gross margin	43.3%	41.0%		230 bps

Direct-to-Consumer sales	$3,868.9	$3,495.5	373.4	10.7
Cost of sales	1,309.1	1,190.0	119.1	10.0
Gross profit	2,559.8	2,305.6	254.2	11.0
Gross margin	66.2%	66.0%		20 bps

Total sales	$8,969.4	$8,000.3	969.1	12.1
Cost of sales	4,202.0	3,847.9	354.1	9.2
Gross profit	4,767.4	4,152.4	615.0	14.8
Gross margin	53.2%	51.9%		120 bps

Additional Sales Information

	Three Months Ended December 31,		Change
(in millions)	2024	2023	$	%
Geographic sales
Domestic
Wholesale	$429.7	$327.5	102.2	31.2
Direct-to-Consumer	411.9	385.4	26.5	6.8
Total domestic sales	841.6	712.9	128.7	18.0

International
Wholesale	701.0	635.1	65.9	10.4
Direct-to-Consumer	669.8	612.9	56.9	9.3
Total international sales	1,370.8	1,248.0	122.8	9.8

Total sales	$2,212.4	$1,960.9	251.5	12.8

Regional sales
Americas (AMER)	$1,091.4	$955.4	136.0	14.2
Europe, Middle East & Africa (EMEA)	478.6	383.5	95.1	24.8
Asia Pacific (APAC)	642.4	622.0	20.4	3.3
Total sales	$2,212.4	$1,960.9	251.5	12.8

China sales	$333.5	$376.7	(43.2)	(11.5)

Distributor sales	$142.9	$139.6	3.3	2.4

	Year Ended December 31,		Change
(in millions)	2024	2023	$	%
Geographic sales
Domestic
Wholesale	$1,867.2	$1,567.8	299.4	19.1
Direct-to-Consumer	1,553.0	1,482.4	70.6	4.8
Total domestic sales	3,420.2	3,050.2	370.0	12.1

International
Wholesale	3,233.3	2,937.0	296.3	10.1
Direct-to-Consumer	2,315.9	2,013.1	302.8	15.0
Total international sales	5,549.2	4,950.1	599.1	12.1

Total sales	$8,969.4	$8,000.3	969.1	12.1

Regional sales
Americas (AMER)	$4,367.9	$3,945.7	422.2	10.7
Europe, Middle East & Africa (EMEA)	2,224.4	1,831.8	392.6	21.4
Asia Pacific (APAC)	2,377.1	2,222.8	154.3	6.9
Total sales	$8,969.4	$8,000.3	969.1	12.1

China sales	$1,218.2	$1,228.6	(10.4)	(0.9)

Distributor sales	$509.8	$463.9	45.9	9.9

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Reconciliation of GAAP Earnings Financial Measures to Corresponding Non-GAAP Financial Measures

(Unaudited)

Constant Currency Adjustment (Non-GAAP Financial Measure)

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior-period exchange rates and comparing these adjusted amounts to our prior period reported results.

	Three Months Ended December 31,
	2024			2023	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$2,212.4	$24.2	$2,236.6	$1,960.9	$275.7	14.1
Cost of sales	1,034.1	10.6	1,044.7	919.5	125.2	13.6
Gross profit	1,178.3	13.6	1,191.9	1,041.4	150.5	14.5
Operating expenses	1,012.8	11.1	1,023.9	911.1	112.8	12.4
Earnings from operations	165.5	2.5	168.0	130.3	37.7	28.9
Other (expense) income	(34.7)	31.3	(3.4)	10.4	(13.8)	n/m
Income tax expense	15.4	2.3	17.7	28.6	(10.9)	(38.0)
Less: Noncontrolling interests and redeemable noncontrolling interest	16.1	0.5	16.6	24.9	(8.3)	(33.6)
Net earnings attributable to Skechers U.S.A., Inc.	$99.3	$31.0	$130.3	$87.2	$43.1	49.4
Diluted earnings per share	$0.65	$0.21	$0.86	$0.56	$0.30	53.6

	Year Ended December 31,
	2024			2023	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$8,969.4	$71.8	$9,041.2	$8,000.3	$1,040.9	13.0
Cost of sales	4,202.0	31.0	4,233.0	3,847.9	385.1	10.0
Gross profit	4,767.4	40.8	4,808.2	4,152.4	655.8	15.8
Operating expenses	3,863.1	31.7	3,894.8	3,367.6	527.2	15.7
Earnings from operations	904.3	9.1	913.4	784.8	128.6	16.4
Other (expense) income	(26.6)	35.2	8.6	16.0	(7.4)	(46.3)
Income tax expense	148.1	4.2	152.3	150.9	1.4	0.9
Less: Noncontrolling interests and redeemable noncontrolling interest	90.1	2.3	92.4	104.1	(11.7)	(11.3)
Net earnings attributable to Skechers U.S.A., Inc.	$639.5	$37.8	$677.3	$545.8	$131.5	24.1
Diluted earnings per share	$4.16	$0.24	$4.40	$3.49	$0.91	26.1

n/m: not meaningful.